Exhibit 10.22

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

EXECUTION COPY

CONTRACT MANUFACTURING/PACKAGING AGREEMENT

THIS CONTRACT MANUFACTURING / PACKAGING AGREEMENT (this “Agreement”) made this 3rd day of November, 2003 (the “Effective Date”), by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation with offices at 100 Forest Avenue, Buffalo, New York 14213 (“BMS”), and SKINMEDICA INC., a Delaware corporation with offices at 5909 Sea Lion Place, Suite H, Carlsbad, California 92008 (“SkinMedica”). BMS and SkinMedica are each a “Party” under this Agreement and both of them are referred to as “Parties” herein.

WITNESSETH

WHEREAS, SkinMedica has developed an investigational new drug candidate designated as Desonide Gel 0.05% (described in further detail on Attachment A) and has acquired rights to the formulation of Desonide Gel 0.05% (the “Drug Product”);

WHEREAS, SkinMedica desires BMS to perform certain manufacturing, analytical and packaging services as set forth herein;

WHEREAS, SkinMedica also desires to have BMS validate the manufacture of the Drug Product, and to test and commercially supply said Drug Product to SkinMedica as set forth herein; and

WHEREAS, BMS has reviewed and is familiar with the manufacturing and/or packaging services required by SkinMedica and has expressed its desire to perform such services for SkinMedica.

NOW THEREFORE, in consideration of the premises and mutual promises, the Parties agree as follows:

ARTICLE 1

BMS SERVICES

1.1	The Parties acknowledge and agree that upon review by FDA and other applicable regulatory foreign agencies, the specifications developed hereunder may need to be modified to meet requirements of said regulatory filings. As soon as reasonably practicable after the Effective Date, SkinMedica shall provide approved specifications for labeling and packaging and approved artwork, trade dress, advertising and packaging information to be used by BMS to manufacture the Drug Product. The specifications for labeling and packaging and approved artwork may be amended or modified only upon the written agreement of both Parties.

1.2	The Parties hereto agree that the Drug Product Specifications may be modified in writing from time to time by the Parties provided that such modifications shall be incorporated in Attachment B, as the case may be, and each made part of this Agreement. In the event changes or modifications to the Drug Product Specifications the prices on Attachment C shall be adjusted accordingly by mutual agreement of the Parties.

1.3	In addition to the foregoing, BMS shall, prior to the shipment of any Drug Product to SkinMedica, submit to and use its commercially reasonable efforts to have its Buffalo, New York facility pass a Pre-Approval Inspection by the FDA and other such applicable foreign regulatory agencies, e.g. the TPP (Canada) and the MCA (Europe).

1.4	SkinMedica hereby grants to BMS a non-exclusive, fully-paid up, royalty-free, transferable and sublicensable license under its rights, title and interest in, to and under the intellectual property,

including, but not limited to, any patents or know-how related to the Drug Product either owned, licensed to, or controlled by SkinMedica (the “SkinMedica IP”) to allow BMS to use the SkinMedica IP to make, use, offer for sale, sell, have used, made, offered for sale the Drug Product consistent with the terms and conditions herein. BMS covenants that it will use the licensed rights solely in accordance with the preceding sentence. SkinMedica agrees that BMS and its affiliates may use the information and intellectual property in connection with: (i) the manufacture by BMS of the Drug Product; and (ii) for internal research purposes relating to the Drug Product.

ARTICLE 2

COMMERCIAL SUPPLY

2.1	SkinMedica shall purchase all of its requirements for the Drug Product from BMS at the prices specified in Attachment C.

2.2	Actual quantities, delivery dates and shipping instructions for products covered by this Agreement will be specified by SkinMedica in its purchase orders which shall be issued at least on a fourteen (14) month rolling forecast, updated monthly with a firm purchase order of seventy-five (75) days in advance of the date on which delivery is to be made. BMS shall use its commercially reasonable efforts to provide prompt advance notification to SkinMedica of all scheduled manufacturing dates of the Drug Product pursuant to this Agreement. SkinMedica shall use its best efforts to order in quantities which facilitate production in the batch sizes described in the drug product cost specifications included in Attachment C. Upon receipt of oral or written tentative approval by the FDA for the Drug Product, SkinMedica shall: (i) agree with BMS on an initial launch quantity and delivery schedule for such Drug Product; and (ii) update its fourteen (14) month forecast and forward same to BMS.

2.3	Except as provided in Article 1, BMS shall not manufacture the Drug Product for itself, or for any other entity other than SkinMedica, except with the prior written consent of SkinMedica. SkinMedica shall be free to manufacture Drug Product for itself, or to develop alternative sources for the Drug Product and to purchase Drug Product from such sources.

2.4	Pricing during the *** of this Agreement shall be as specified in Attachment C. Thereafter, pricing may be adjusted ***. BMS shall give written notice to SkinMedica at least *** prior to the effective date of any price adjustment. ***. The *** restriction on price adjustments notwithstanding, *** price adjustment will be permitted within *** period, provided that:

(i)	***

(ii)	***

(iii)	***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Notwithstanding anything to the contrary herein, BMS may adjust the price of the Drug Product in the event of a process or manufacturing change relating to the Drug Product that is mandated by a governmental entity.

2.5	Terms of payment shall be net *** from date of receipt by SkinMedica of the released Drug Product and an appropriate invoice, unless the shipment is rejected by SkinMedica pursuant to Section 4.2 hereof. In addition to the foregoing, upon BMS receipt from SkinMedica of an order for raw materials and/or packaging components for the Drug Product, BMS shall issue SkinMedica an invoice for such raw materials and/or packaging components (including any up-front charges incurred by BMS).

2.6	BMS shall deliver Drug Product F.O.B. BMS Buffalo, New York facility during the term of this Agreement. Freight and insurance shall be for the account of SkinMedica, and the risk of loss, delay or damage in transit shall be with SkinMedica from and after delivery to SkinMedica’s designated common carrier. BMS shall use its commercially reasonable efforts to assist SkinMedica in arranging any desired insurance. BMS shall package the Drug Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by SkinMedica at least *** prior to the scheduled shipment, in which event any extra cost incurred by BMS on account of changes requested by SkinMedica shall be reimbursed by SkinMedica. BMS shall include the following for each shipment of the Finished Product: (a) the purchase order number; (b) the lot and batch numbers; (c) the quantity of the Finished Product; and (d) the certificate of analysis and/or certificate of conformance.

2.7	Title to and risk of loss of the Drug Product shall pass to SkinMedica or its designee at the time of delivery to the common carrier.

2.8	BMS represents that it has sufficient capacity to manufacture and/or package the “Estimated Annual Requirements” of SkinMedica for the Drug Product set out in Attachment D and SkinMedica represents and warrants that its has the financial resources to pay for the “Estimated Annual Requirements” set out in Attachment D. No obligation, express or implied, to manufacture or purchase based on such estimate exists for either BMS or SkinMedica, as the case maybe.

ARTICLE 3

REGULATORY REQUIREMENTS

3.1	Once per calendar year, BMS shall permit, upon request by SkinMedica, with at least *** prior written notice, one or more employees (but no more than three), or a designee, the right to conduct an audit of BMS’ facilities and records exclusively relating to the manufacture and packaging of the Drug Product, provided that such employee(s) or designee has entered into a confidentiality agreement with BMS consistent with the confidentiality terms herein.

3.2	BMS shall notify SkinMedica within *** of notice to BMS of any inspections of BMS’ facilities exclusively relating to the Drug Product, whether pre-scheduled or unannounced, by regulatory authorities, including, but not limited to, the FDA, EPA, OSHA, DEA and ATF, or the equivalent foreign regulatory authorities. The findings of these inspections shall be provided by BMS to SkinMedica in a manner which protects the confidential information of third parties and any unrelated products, only to the extent they relate to or impact the manufacture, testing, packaging, storage or handling of the Drug Product for SkinMedica.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.3	SkinMedica shall be promptly notified in writing by BMS of any facility modification or equipment change that would be considered a major change requiring notification of regulatory authorities for the manufacture, testing, packaging, storage or handling of the Drug Product for SkinMedica.

3.4	SkinMedica will be notified promptly and be supplied with copies of, any questions, correspondence or responses between BMS and regulatory authorities solely to the extent related to the manufacture, handling, storage, testing, packaging and supply of the Drug Product for SkinMedica BMS shall review verbally or in writing with SkinMedica all proposed responses to said questions or correspondence to allow SkinMedica Inc. to provide comments regarding the same prior to submission of a response by BMS. For the sake of clarity, the copies provided by BMS hereunder may be redacted at BMS’ discretion to preserve the privacy and identity of third parties and/or unrelated products.

ARTICLE 4

QUALITY ASSURANCE

4.1	BMS shall obtain the written consent of SkinMedica prior to making any changes to the Drug Product Specifications or any changes to the process, procedures, testing, packaging, or labeling that exclusively relates to the Drug Product. A list of approved suppliers of raw materials and other components to be used in the manufacture of the Drug Product is in Attachment E. BMS shall not deviate from these approved suppliers without the prior written approval of SkinMedica.

4.2	Products manufactured and/or packaged under this Agreement shall be subject to final release by the SkinMedica Quality Assurance Department. Prior to each shipment of the Drug Product, BMS shall provide SkinMedica a Certificate of Analysis in customary form attesting to the quality of each lot contained within the shipment, including review and approval by the appropriate quality unit of all batch production and control records. If any products fail to conform to the Drug Product Specifications, BMS shall rework or replace the non-conforming Drug Products at its own expense so as to conform to the Drug Product Specifications. In the event that any such non-conforming Drug Products cannot be made to conform, they shall be destroyed or disposed of as SkinMedica shall direct, and SkinMedica ***.

4.3	In the event of dispute between the Parties over the validity of a rejection due to analytical test results, the Parties agree to submit a representative sample of the rejected lot to a qualified independent cGMP test facility to be agreed upon by the Parties, and to accept the results of the testing performed by that facility as binding with regard to such lot. The testing procedures utilized must be formerly transferred and qualified at the independent test facility prior to performing the testing. The expense of such testing shall be borne by the losing Party.

4.4	Any third party or contract laboratory used for the testing of the Drug Product pursuant to Section 4.3 must: (i) be approved by SkinMedica in advance; (ii) have signed a confidentiality agreement with SkinMedica and BMS; and (iii) have completed a successful qualification/validation between SkinMedica and the BMS.

4.5	BMS shall perform all manufacturing, storage, handling, packaging and testing of the Drug Product at its facilities in Buffalo, New York, and further agrees that it will not, directly or

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

indirectly, subcontract any of these tasks or procedures to any third party unless prior written approval to do so is obtained from SkinMedica. Further, BMS shall ensure that documents required to be retained, according to cGMPs, are stored in a manner to maintain their integrity and protection from fire and other hazards, for the required length of storage. All other documents related to the manufacture, testing and packaging of the Drug Product shall be stored in a manner consistent with BMS’ normal business practices.

4.6	BMS shall conduct the validation packaging, storage and specified testing of the Drug Product for SkinMedica, including the disposal of all wastes generated thereby, in conformance with BMS’ waste handling procedures for the State of New York and Federal environmental regulations. BMS will pay for any incidental costs of disposing of small amounts of waste related to the packaging of the Drug Product. SkinMedica shall provide BMS with any information required for the environmental assessment, such as toxicity, disposal requirements etc.

4.7	In the event BMS believes a recall, field alert, Drug Product withdrawal or field correction may be necessary for Drug Product provided under this Agreement, BMS shall immediately notify SkinMedica in writing. BMS will not act to initiate a recall, field alert, Drug Product withdrawal or field correction without the express prior written approval of SkinMedica, unless otherwise required by applicable laws. In the event SkinMedica believes a recall, field alert, Drug Product withdrawal or field correction may by necessary for any Drug Product provided under this Agreement, SkinMedica shall immediately notify BMS in writing and BMS shall provide reasonable cooperation and assistance to SkinMedica. ***. Defective Drug Product shall be replaced in accordance with the terms and conditions set forth in Section 4.2.

ARTICLE 5

REPRESENTATION AND WARRANTIES

5.1	Each Party represents and warrants to the other that it has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each Party shall maintain in full force and effect all necessary license, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each Party shall comply with all laws applicable to its activities under this Agreement, including any requirements of any product license applicable to the Drug Product. SkinMedica shall store, market, promote, advertise and sell the Drug Product sold to it by BMS in compliance with all applicable laws, including the Prescription Drug Marketing Act. BMS and SkinMedica each shall keep all records and reports required to be kept by applicable laws. The Parties shall reasonably cooperate with one another with the goal of ensuring full compliance with applicable laws. Each Party shall cooperate with the other to provide such letters, documentation, and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable laws to applicable regulatory authorities.

5.2	BMS and SkinMedica each hereby agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental person and other persons; provided, that no Party shall be required to (i) pay money (other than as expressly

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

required pursuant to the terms and conditions of this Agreement); or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

5.3	BMS represents and warrants to SkinMedica that the Drug Product manufactured by BMS and sold to SkinMedica under this Agreement will, except to the extent such non-compliance is attributable to specific instructions received from SkinMedica:

(i)	Not be adulterated or misbranded within the meaning of the Federal, Food, Drug and Cosmetics Act (the “FD&C Act”) and will not be an article that may not be introduced into interstate commerce under the provisions of Sections 404, 505, or 512 of the FD&C Act, at the time it is tendered to the common carrier for delivery to SkinMedica;

(ii)	Meet the Drug Product Specifications therefor at the time the same is sold to SkinMedica and tendered to the common carrier for delivery to SkinMedica; and

(iii)	Be manufactured, tested, labeled, packaged, stored and shipped in compliance in all material respects with any other applicable laws including all applicable cGMP and all applicable U.S. federal, state and local environmental health and safety laws in effect at the time and place of manufacture of the Drug Product as well as with any agreement, judgment, order or decree to which BMS is a Party at the time it is tendered to the common carrier for delivery to SkinMedica.

5.4	In addition to the other representations and warranties included herein, SkinMedica represents and warrants to BMS that SkinMedica, its affiliates, licensees and contractors shall adhere in all material respects to all applicable laws relating to the handling, storage, sale, distribution and disposal by any of them of the Drug Product.

5.5	In addition to the foregoing, SkinMedica represents and warrants to BMS that to the extent that any Drug Product is manufactured by or for SkinMedica (other than by BMS for SkinMedica hereunder), the Drug Product will:

(i)	Not be adulterated or misbranded within the meaning of the FD&C Act and will not be an article that may not be introduced into interstate commerce under the provisions of Sections 404, 505 or 512 of the FD&C Act, at the time it is tendered by SkinMedica to the common carrier for delivery;

(ii)	Meet the Drug Product Specifications therefor at the time the same is sold by SkinMedica and tendered by SkinMedica to the common carrier for delivery; and

(iii)	Be manufactured, tested, labeled, packaged, stored and shipped in compliance in all material respects with any other applicable laws including all applicable cGMP and all applicable U.S. federal, state and local environmental health and safety laws in effect at the time and place of manufacture of the Drug Product as well as with any agreement, judgment, order or decree to which SkinMedica is a Party.

5.6

SkinMedica represents and warrants to BMS that: (i) SkinMedica is the sole owner of all rights, title and interest in, to and under the SkinMedica IP; (ii) all SkinMedica IP is valid, enforceable and in full force and effect; (iii) SkinMedica has not assigned, transferred, licensed, pledged, or otherwise encumbered any of the SkinMedica IP; (iv) no Third Party has a superior right to SkinMedica to use any of the SkinMedica IP; (v) no Third Party has questioned or challenged the scope or validity of the SkinMedica IP; (vi) none of the SkinMedica IP is subject to any contractual obligation restricting SkinMedica’s use thereof or entitling others to use the same or in any way obligating SkinMedica to make payments to others.

5.7	BMS hereby agrees, and if requested by SkinMedica will give a written certification, that, to its knowledge, it has not used, and will not use, in any capacity the services of any person debarred under subsections 306(a) or 306(b) of the FD&C Act in connection with this Agreement.

5.8	THE WARRANTIES PROVIDED BY BMS IN THIS ARTICLE 5 ARE THE SOLE WARRANTIES GIVEN WITH RESPECT TO THE BMS SERVICES AND THE FINISHED PRODUCT AND ARE MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BMS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OTHER THAN THOSE SET FORTH IN THIS ARTICLE 5.

ARTICLE 6

INDEMNIFICATION

6.1	BMS shall indemnify and hold harmless SkinMedica, its affiliates, subsidiaries, officers, directors and agents from any and all liability for any and all third party claims arising from process development and manufacturing of the Drug Product performed in an intentionally wrongful manner by BMS, including costs and attorney fees, if any, provided that SkinMedica provides timely written notice to BMS of any claim a rising hereunder and allows BMS, at its cost, to defend and control any such third party claim.

6.2	SkinMedica shall indemnify and hold harmless BMS, its affiliates, subsidiaries, officers, directors and agents from (a) any and all liability in connection with any claim made against the BMS in connection with infringement (including threatened claims) of patent rights of all claims relating to the Drug Product, including, but not limited to, any infringement claims brought by a third party in connection with the license granted under Section 1.4 or the SkinMedica IP; and (b) any and all liability which may attach to or flow from the promotion, distribution, sale or use of the Drug Product by SkinMedica or any designee, as the case may be, including the costs and attorney fees, if any, as long as the Drug Product meets or exceeds the Drug Product Specifications provided herein provided that BMS provides timely written notice to SkinMedica of any claim arising hereunder and allows SkinMedica, at its cost, to defend and control any such third party claim.

6.3	Notwithstanding any other provision of this Agreement, neither Party shall in any event be liable to the other Party or its affiliates, officers, directors, employees, stockholders, agents or representatives on account of any breach hereof or of any indemnity obligation set forth herein for any indirect, consequential or punitive damages (including, without limitation, lost profits, loss of use, damage to goodwill or loss of business).

ARTICLE 7

TERM/TERMINATION

7.1

The term of this Agreement shall commence upon the Effective Date and shall expire on the fifth (5th) anniversary of the First Commercial Sale (as defined below) of the Drug Product by BMS to SkinMedica, unless terminated sooner pursuant to this Article 7. As soon as reasonably practicable after the first commercial sale of the Drug Product by BMS to SkinMedica, the Parties shall amend Attachment C and insert the date of such sale in the space provided thereto (the “First Commercial Sale”). This Agreement shall automatically renew for successive one (1) year periods unless six (6) months prior to the expiration of the initial term or any renewal term written notice is given by one of the Parties to the other Party.

7.2	If either Party shall at any time materially breach any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement and any outstanding purchase orders hereunder. Upon *** notice to the defaulting Party specifying the default complained of, provided, however, if said defaulting Party cures the default complained of within the ninety days following said notice the Agreement shall continue in full force and effect as if no default had occurred. The right of either Party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

7.3	Either Party may terminate this Agreement without cause on eighteen (18) months prior written notice, which notice cannot be given earlier than six (6) months after the First Commercial Sale.

7.4	Upon any termination or expiration of this Agreement, BMS shall be entitled to recoup any and all costs and expenses incurred by BMS for work-in-progress, including, without limitation raw materials or other components purchased by BMS for the Drug Product.

ARTICLE 8

CONFIDENTIALITY

8.1	BMS acknowledges that SkinMedica owns the proprietary rights to the Drug Product, including the SkinMedica IP and confidential information related to the Drug Product, and that these and all other proprietary rights shall remain confidential and the sole property of SkinMedica.

8.2	Except for purposes of this Agreement, neither Party shall use or disclose any confidential or proprietary information, which may be supplied by a disclosing Party in the course of this Agreement, including information regarding the business relationship between BMS and SkinMedica. The foregoing obligations shall not apply when and to the extent such information (1) was lawfully available to the public prior to receipt of such information by a receiving Party from a disclosing Party, (2) through no act on the part of a receiving Party, thereafter becomes lawfully available to the public, (3) was known, as shown by written records, to a receiving Party at the time of receiving the information, provided such knowledge was not obtained from third parties through binder of secrecy, (4) is subsequently disclosed to a receiving Party by a third party having no obligation of confidentiality with respect to the information, (5) is developed by a receiving Party, as shown by their written records, independently of information received from a disclosing Party, (6) is required to be disclosed by a receiving Party to a third party by law or legal process, provided that, should the receiving Party be required to make such disclosure, they will take all reasonable steps to inform the disclosing Party of such disclosure in sufficient time for the disclosing Party to oppose such disclosure before it takes place, or (7) is approved by a disclosing Party for disclosure by a receiving Party. The obligations imposed in this Article will run for a period of five (5) years commencing from the date of this Agreement or until the approval of a U.S. New Drug Application (NDA) for the Drug Product, whichever is later; provided, however, that in no event shall said obligations run for a period longer than ten (10) years from the date hereof.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

ARTICLES 9

MISCELLANEOUS

9.1	Force Majeure. BMS’ obligations to deliver hereunder shall be subject to strikes, riots, war, terrorism, acts of God, invasion, fire, explosions, floods, delays of carrier, shortage or failure in the supply of materials, acts of government or governmental agencies or instrumentalities, and other contingencies beyond BMS’ control. In the event deliveries are prevented by any of the aforesaid causes, SkinMedica shall be relieved of the obligations contained in outstanding purchase orders.

9.2	Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party, however, either Party may, without such written consent, assign this Agreement, and its rights and objections hereunder, in connection with the transfer or sale of all or substantially all of its business, in the case of BMS, the acquirer of the manufacturing facilities of the Drug Product, or in the event of its merger or consolidation or change in control or similar transaction. In the event of any assignment, the assignee shall assume all obligations of the assign or under this Agreement.

9.3	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of BMS and SkinMedica respectively.

9.4	Entire Agreement. This Agreement, and the Attachments hereunder, shall constitute the entire agreement between SkinMedica and BMS and the provisions of this Agreement and such Purchase Orders shall prevail over any inconsistent oral statements or provisions contained in any other documents passing between us. In the event of any conflict in terms between this Agreement and any Purchase Order issued hereunder, this Agreement shall prevail. No changes or modifications of this Agreement shall be binding on either Party hereto unless such change or modification is made in writing and accepted by both Parties, and attached to this Agreement.

9.5	Notice. Any and all notices provided for shall be sent to the respective Parties at the following addresses by certified or registered mail or sent by nationally recognized overnight courier service:

If to BMS:	BRISTOL-MYERS SQUIBB COMPANY Buffalo Technical Operations 100 Forest Avenue Buffalo, NY 14213 Attention: Director of Operations

If to SkinMedica:	SkinMedica Inc. 5909 Sea Lion Place, Suite H Carlsbad, CA 92008 Attention: President, CEO

9.6	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

9.7

Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

9.8	Counterparts. This Agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[The next page is the signature page.]

IN WITNESS WHEREOF representatives of the Parties hereto have signed this Agreement as of the date first above mentioned.

BRISTOL-MYERS SQUIBB COMPANY		SKINMEDICA INC.

By:	/s/ John N. Seager	By:	/s/ Rex Bright
Title:	DIRECTOR OPERATIONS	Title:	President & CEO